FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-05

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/09/25 09:25:24 UTC-4:00
Subject: WFCM 2025-5C5 - PUBLIC NEW ISSUE **AM STATUS**

WFCM 2025-5C5 - PUBLIC NEW ISSUE **AM STATUS**

$510.111MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc. and UBS Securities LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

	Expected Ratings	Available		WAL	Principal	UW NOI			STATUS/ON
Class	(Fitch/Moody's/MDBRS)	Size ($MM)	CE%	(YRS)	Window	DY%	LTV%	IPTs	AVAIL
A-1	AAAsf/Aaa(sf)/AAA(sf)	$3.901	30.000%	2.52	1–58	17.4%	38.7%	Auction Talk: J+80A --> WT Bids Due: Wednesday 7/9 at 12pm est
A-2*	AAAsf/Aaa(sf)/AAA(sf)	[$146.310]	30.000%	[4.83]	[58-59]	17.4%	38.7%	A3-2bps	Subject
A-3*	AAAsf/Aaa(sf)/AAA(sf)	[$256.716]	30.000%	[4.91]	[59-60]	17.4%	38.7%	J+94A	~80% **
A-S	AAAsf/Aa3(sf)/AAA(sf)	$50.866	21.250%	4.96	60–60	15.5%	43.5%	J+125A	~55% **
B	AA-sf/NR/AA(sf)	$29.066	16.250%	4.96	60–60	14.6%	46.3%	J+165A	~1.7x/~2.1x
C	A-sf/NR/A(sf)	$23.252	12.250%	4.96	60–60	13.9%	48.5%	J+200A	~55% **

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

** There is size, not level, protection in this class

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.